UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.)

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Sabre Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Key Takeaways:

✓	We continue to recommend stockholders vote FOR Proposal 3, approval of our 2026 Omnibus Plan

✓	Our 4.95% burn rate is significantly lower than the 6.77% benchmark for Software & Services companies

✓	Unlike many of the hoteliers, restaurants and leisure venues used by ISS in its analysis, we provide equity grants to a broad range of team members

✓	Failure to pass the 2026 Omnibus Plan would significantly impact our ability to recruit, retain, and motivate key talent to help us as an AI-native technology leader

April 13, 2026

Dear Stockholders:

We are asking for your critical support for the proposals to be voted on at Sabre’s 2026 Annual Meeting of Stockholders and to express our appreciation for your independent analysis in conducting your evaluation. Our Board of Directors continues to unanimously recommend you cast your vote FOR all proposals.

VOTE FOR

PROPOSAL 3 – APPROVAL OF OUR 2026 OMNIBUS PLAN

Specifically, we would like to draw your attention to Proposal 3, approval of the Sabre Corporation 2026 Omnibus Incentive Compensation Plan, which we refer to as our 2026 Omnibus Plan. Our 2026 Omnibus Plan:

•	replaces our 2025 Omnibus Plan, increasing the number of shares authorized for issuance under our equity-based compensation plans for our team members and other service providers;

•	represents a critical part of our overall compensation program;

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provides our team members and other service providers, who are responsible for the management, growth, and direction of our business, with incentives and rewards to encourage them to continue in the service of Sabre; and

•	is designed to meet these objectives by providing these individuals with a proprietary interest aligned with the long-term growth, profitability, and financial success of Sabre.

On April 9, 2026, Institutional Shareholder Services (“ISS”), a proxy advisory firm, issued voting recommendations relating to our 2026 Annual Meeting. In its report, ISS supports our say-on-pay proposal, noting the pay and performance alignment of our executive compensation program. Nevertheless, ISS ultimately recommended stockholders vote against Proposal 3, applying quantitative tests that we believe have significant shortcomings when applied to our industry, business model, and equity compensation needs. Given ISS’ recommendation, we believe it is imperative that we highlight these shortcomings to demonstrate for our stockholders why we consider the ISS analysis to be flawed when applied to Proposal 3.

•	The ISS report’s analysis uses a peer group containing members with fundamentally different business models from our technology focus.

•

As an AI-native technology leader that is powering the agentic revolution in travel, Sabre competes with other technology companies to attract and retain talent. Consistent with other technology companies, we employ a broad-based equity compensation program, offering equity compensation to a significant proportion of our team members to help us attract and retain talent to allow us to achieve our long-term strategic goals.

•

The ISS report compares our equity compensation practices against a peer group drawn from companies within the broad “Consumer Services” GICS sector designation—a designation that includes a large number of hoteliers, restaurants and leisure venues. Many of these companies focus on brick-and-mortar hospitality and dining (for example, Six Flags and Cracker Barrel Old Country Store), compared to our technology and agentic AI focus. We believe many companies within this peer group tend to have fundamentally different business models, often including a significantly higher proportion of non-exempt, hourly workers. As a result, they often approach compensation of their team members quite differently, particularly regarding the breadth of equity grants. For example, ISS’ analysis indicates the percentage of our 3-year average grants awarded to our CEO is 57% of the 3-year average grants to CEOs for the Consumer Services sector, highlighting the fact that our equity grants are distributed more broadly throughout our organization compared to consumer services companies. Not surprisingly, given the inapposite comparison, quantitative measures of our equity grant practices are not aligned with those of consumer services companies.

•

We believe our burn rate is consistent with those of other technology companies with whom we compete for talent—a fact that the ISS report’s analysis fails to consider. For example, ISS calculates our 2026 three-year average burn rate to be 4.95%, which is 27% lower than the ISS 2026 value-adjusted burn rate benchmark of 6.77% for Software & Services companies in the Russell 3000 (excluding the S&P 500).

•	The ISS report fails to take into account the significant role the 2026 Omnibus Plan would play in our overall compensation program.

•

Failure to approve the 2026 Omnibus Plan would severely limit our ability to issue equity-based awards to current and future team members. This would result in the loss of a critical tool for recruiting, retaining, and motivating our team members, particularly while we are focused on implementing our strategic framework to guide the world into the next age of travel. The ISS report does not address this significant and immediate implication for us and our stockholders.

•

If Proposal 3 is not approved, it could also require us to take one or more actions that could be detrimental to our ability to continue creating value for stockholders. This could include reducing the amount or proportion of compensation paid to our team members in equity-based awards, decreasing their long-term alignment with investors, or reducing the proportion of team members that receive equity compensation, limiting the scope of our employee base that is aligned with stockholders.

Notwithstanding its comparison of our equity grant practices to an inapposite industry benchmark, ISS generally viewed most of the features of the 2026 Omnibus Plan and our grant practices (excluding the burn rate) as positive, providing further support for the reasonableness of Proposal 3 and the 2026 Omnibus Plan.

We believe our compensation program is consistent with those of other technology companies—our primary competitors in the marketplace for talent—appropriately incentivizes and rewards our team members, and has been effective in aligning their long-term interests with those of our stockholders. We believe approval of Proposal 3 and the related increase in additional shares for use in attracting and retaining talent will be critical to maintaining a key aspect of this compensation program.

For the foregoing reason and the reasons included in our proxy statement, the Board of Directors continues to unanimously recommend that our stockholders vote “FOR” the 2026 Omnibus Incentive Compensation Plan.

Your vote is important. Please carefully consider the proposals included in our proxy statement, as well as matters discussed in these additional proxy materials, and vote your shares as follows:

•

FOR the election of George Bravante, Jr., Hervé Couturier, Kurt Ekert, Eric Kelly, Gail Mandel, Damian McKay, Phyllis Newhouse, Elaine Paul, John Scott, and Ashan Willy to our Board of Directors, each to serve a one-year term,

•	FOR the ratification of the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2026,

•	FOR the approval of our 2026 Omnibus Incentive Compensation Plan,

•	FOR the approval of our 2026 Director Equity Compensation Plan, and

•	FOR the approval of an advisory vote on the compensation of our named executive officers.

Whether or not you plan to attend the 2026 Annual Meeting, we encourage you to read the proxy statement and these additional materials, and submit your proxy or voting instructions as soon as possible. If you have already returned your proxy card or provided voting instructions to your broker, you do not need to take any action unless you wish to change your vote. Information regarding how to vote your shares and revoke previously submitted proxies is available in the proxy statement.

Only stockholders of record at the close of business on March 2, 2026 or their proxy holders may vote at our 2026 Annual Meeting. Our definitive proxy statement and Sabre’s 2025 annual report are available at www.proxydocs.com/SABR.

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